Schedule 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference of our report dated February 29, 2000, which contained an emphasis paragraph regarding going concern, relating to the financial statements of Netmaximizer.com, Inc. appearing in such company's Annual Report on Form 10-K for the year ended December 31, 1999.

                            RACHLIN COHEN & HOLTZ LLP

Fort Lauderdale, Florida
May 16, 2000